IRREVOCABLE PROXY

     The undersigned, being the record owner of Eight Hundred Eighty-One Thousand Five Hundred Fifty (881,550) shares of common stock of Transfinancial Holdings, Inc., does hereby appoint George Crouse as the undersigned's proxy with full power to act for the undersigned and in the undersigned's name, place and stead, to the same extent and with the same effect that the undersigned might were the undersigned personally present with respect to any matter presented for action by the stockholders of Transfinancial Holdings, Inc., whether at meeting or otherwise.

     The undersigned's proxy shall have full power to substitute another person as the undersigned's proxy, and to revoke the appointment of any such substitute proxy.

     This proxy is given pursuant to the terms of that certain Stock Purchase Agreement dated as of August 14, 1998, by and between George Crouse and TJS Partners, L.P. (the "Stock Purchase Agreement"), is irrevocable coupled with an interest, and shall continue until 5:30 p.m. New York time on September 30, 1998 unless otherwise terminated earlier upon the closing of the transactions contemplated by the Stock Purchase Agreement.

Dated: August 14, 1998

                                   TJS Partners, L.P.


                                   By: THS Management, L.P., as
                                        General Partner


                                   By: /s/ Thomas J. Salvatore
                                       ---------------------------------------
                                       Thomas J. Salvatore, as General Partner